Exhibit 99.1
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                                     [LOGO]

For Immediate Release

Contact:      Mary Ann Sabo
              Lambert, Edwards & Associates, Inc.
              616.233.0500 or mail@lambert-edwards.com


       Recreation USA Announces Initial Round of Private Equity Placement

Ft. Lauderdale, Fla., January 11, 2002 - Holiday RV Superstores, Inc. (Nasdaq:
RVEE), a recreational vehicle dealership chain doing business as Recreation USA, today announced that it has closed the first round of a private equity placement of $1.5 million in an offering of up to $3.5 million through the sale of units consisting of convertible preferred stock and warrants. The proceeds of the private placement will be used for working capital and general corporate purposes.

The private placement is for up to 350 units for up to $3.5 million in gross proceeds. Each unit consists of 100 shares of Series A Preferred Stock and a warrant to purchase 5,000 shares of common stock. The Series A Preferred Stock is being issued in two sub-series and the warrants are not presently exercisable pending the approval of the convertability and voting rights of one of the sub-series of the Series A Preferred Stock and of the exercisability of the warrants.

Recreation USA anticipates that a majority of its stockholders will provide the necessary approval promptly and that following the distribution of an information statement to all stockholders the conversion, voting and exercise features of the securities will be uniform. If Recreation USA's stockholders approve the conversion terms, each share of Series A Preferred Stock will be convertible into shares of common stock at an initial conversion price of $0.50 per share, for a total of 7 million shares, if all of the units are sold. The shares of Sub-Series A-1 Preferred stock issued at the initial closing are initially convertible into 754,800 shares of common stock.

In connection with the initial closing, Recreation USA also announced that its primary floor plan lender has agreed to amend and extend the agreement that expired on Nov. 30, 2001 through Jan. 22, 2002.

"We have made significant strides in rightsizing the business, cutting corporate overhead and realigning our product mix with the changing demands of the marketplace," said Marcus Lemonis, chairman and CEO of Recreation USA. "This infusion of new working capital will assist us as we move into the winter-selling season, which will be critical to our success. We have already begun to see some signs of increased consumer confidence, which should be buoyed by recent interest rate cuts and low fuel prices."


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                             Corporate Headquarters
     200 East Broward Boulevard, Suite 920 / Fort Lauderdale, Florida 33301
      Telephone: (954) 522-9903 / Facsimile (954) 522-9906 / www.RecUSA.com

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Recreation USA / page 2 of 2

About Recreation USA: Recreation USA operates retail stores in California, Florida, Kentucky, New Mexico, South Carolina, Virginia and West Virginia. Recreation USA, the nation's only publicly traded national retailer of recreational vehicles and boats, sells, services and finances more than 90 RV and 13 boat brands. The Company also markets its offerings through its Internet site at www.RecUSA.com.

The private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The statements contained in this news release that are not historical facts are forward-looking statements based on the company's current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance these expectations and beliefs about future events are accurate. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors. These factors include the following:; the fact that our auditors have expressed doubt concerning our ability to continue as a going concern; our need to continue to have access to floor plan financing for inventory, which may become unavailable to us; our ability to close any more sales of Units in the private placement; less-than-expected consumer demand for our products, pricing pressures; and other competitive factors. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a more detailed discussion of some of the ongoing risks and uncertainties of the company's business, please see our filings with the Securities and Exchange Commission.


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                             Corporate Headquarters
     200 East Broward Boulevard, Suite 920 / Fort Lauderdale, Florida 33301
      Telephone: (954) 522-9903 / Facsimile (954) 522-9906 / www.RecUSA.com